Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 25, 2015, is by and among Shin Nippon Biomedical Laboratories, Ltd., SNBL USA, Ltd. and Ken Takanashi (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to Ordinary Shares of WAVE Life Sciences Ltd. beneficially owned by them from time to time. The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, or it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be terminated by mutual agreement of the Filers at any time.

Dated: November 25, 2015	By:	/s/ Ken Takanashi
Ken Takanashi

Shin Nippon Biomedical Laboratories, Ltd.

Dated: November 25, 2015	By:	/s/ Ken Takanashi
Name: Ken Takanashi
Its: Senior Managing Director

SNBL USA, Ltd.

Dated: November 25, 2015	By:	/s/ Ken Takanashi
Name: Ken Takanashi
Its: Senior Managing Director